News Release

Brooke Capital Moves Executive Team to Phillipsburg Campus

OVERLAND PARK, Kan., Aug. 29, 2008 - Robert Orr, chairman and chief executive officer of Brooke Capital Corporation (AMEX: BCP), today announced the appointments of Michael Hess as president and Nick Rhodes as executive vice president of Brooke Capital.

The executive team of Hess, Rhodes and Orr will operate primarily from Brooke Capital's Phillipsburg, Kan., campus where a majority of the company's operations and employees are located. Recruitment, training and certain administrative functions will continue to be provided from Brooke's training facility located at 8500 College Blvd., in Overland Park, Kan.

"Kyle Garst and Dane Devlin have been an important part of this organization for many years," Orr said. "They have decided to pursue other investment and professional opportunities. We appreciate their contributions and wish them the best of luck."

Orr continued, "My long-time business associate, Mike Hess, assisted Aleritas Capital during the last several months and helped the company make significant progress in a very difficult credit environment. I have now asked Mike to assume the duties of president of the franchise insurance agency, a position he previously held for many years, because the health of the insurance agency franchise is important to the quality of Aleritas' loan portfolio."

Hess stated, "The insurance agency franchise is where I started and I am excited to get back to my roots. Nick Rhodes has been a manager on the Phillipsburg campus for several years. The consolidation of virtually all insurance agency operations into our Phillipsburg campus makes the promotion of Nick a natural evolution."

About Brooke Capital Corporation:

Brooke Capital Corporation (AMEX: BCP) is a Phillipsburg, Kan.-based insurance agency franchisor and loan consultant.

Contact:

Karen Haus of Market Street Partners, (415) 445-3238 or Karen@marketstreetpartners.com